Exhibit 99

Jefferies Reports Preliminary Fiscal First-Quarter 2014 Financial Results

NEW YORK--(BUSINESS WIRE)--March 4, 2014--Jefferies Group LLC today announced preliminary financial results for its fiscal first quarter 2014. Jefferies will release additional details about its first quarter 2014 results on March 18, 2014. These preliminary quarterly results are being released in advance of Jefferies’ normal earnings release schedule in light of the Leucadia and Jefferies conference call to be held later this morning on March 4, 2014 and, as such, the preliminary release of earnings is a one-time occurrence.

Highlights estimated for the three months ended February 28, 2014:

  Total Net revenues of $875 million
  Pre-tax earnings of $175 million
  Net earnings of $105 million
  Equity net revenues of $170 million
  Fixed Income net revenues of $280 million
  Total Sales and Trading revenues of $450 million
  Investment Banking revenues of $410 million

Our holdings in Knight Capital and Harbinger Group Inc. were both marked down in the first quarter by $15 million in aggregate. The impact of the mark down is recorded as part of our estimated net revenues.

Jefferies, the global investment banking firm focused on serving clients for over 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. The firm provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income, foreign exchange, futures and commodities, as well as wealth management, in the Americas, Europe and Asia. Jefferies Group LLC is a wholly-owned subsidiary of Leucadia National Corporation (NYSE:LUK), a diversified holding company.

CONTACT:
Jefferies Group LLC
Peregrine C. Broadbent, 212-284-2338
Chief Financial Officer